Exhibit 21

                    Subsidiaries of Chartwell Re Holdings Corporation

       Name                                       Jurisdiction of Incorporation
       ----                                       -----------------------------
Chartwell Advisers Ltd.                                       United Kingdom
Drayton Company Limited                                       Bermuda
Chartwell Reinsurance Company                                 Minnesota